Exhibit 99.1

FOR IMMEDIATE RELEASE

Curis Files Universal Shelf Registration Statement

CAMBRIDGE, MA, December 23, 2003—Curis, Inc. (NASDAQ:CRIS) today announced that it has filed a universal shelf registration statement with the Securities and Exchange Commission. Upon being declared effective by the SEC, the registration statement will allow the Company to sell up to a maximum of $40 million of various securities in one or more offerings from time to time in the future. The terms of any offering of securities will be established at the time of sale.

The Company does not have immediate plans for an offering under this shelf registration statement. However, the Company believes that the universal shelf registration will afford it flexibility in accessing capital markets in the future.

The registration statement on Form S-3 relating to the securities that the Company may offer from time to time in the future has been filed with the SEC, but has not yet become effective. The securities underlying such registration statement may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. The Company’s technology focus is on regulatory pathways that control repair and regeneration. Curis’ product development involves the use of proteins or small molecules to modulate these pathways. Curis has successfully used this technology and product development approach to produce several promising drug product candidates in the fields of kidney disease, neurological disorders, cancer, and alopecia (hair loss). For more information, please visit the Curis web site at www.curis.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning Curis’ or management’s intentions, plans, expectations or predictions of future events are forward-looking statements. Such statements may contain the words “believes”, “expects”, “anticipates”, “plans”, “estimates” or similar expressions. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those indicated by such forward-looking statements. Actual results can be affected by, among other things, uncertainties relating to product development, clinical trials, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, changes in or an inability to execute Curis’ realigned business strategy and other important risk factors identified in Curis’ most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release.

#

Contacts

For Curis, Inc.

Michael P. Gray

Chief Financial Officer

(617) 503-6632

Marc Charette, Ph.D.

Vice President, Corporate Communications

(617) 503-6629